Exhibit 99.2

NOTICE OF GUARANTEED DELIVERY

relating to

ALESTRA, S. DE R.L. DE C.V.’s

Offer to Exchange
up to $392,200,000 of Senior Notes due 2010 for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009	Cash Tender Offer for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009 and solicitations of consents to amend the indentures for the 12 1/8% Senior Notes due 2006 and the 12 5/8% Senior Notes due 2009

as described in the Prospectus dated                 , 2003

This Notice of Guaranteed Delivery relates to Alestra, S. de R.L. de C.V.’s (the “Company”) exchange offers, cash tender offers and consent solicitations with respect to its above-listed securities (the “Existing Notes”), as described in the Prospectus dated                 , 2003 and the related Letter of Transmittal (the “Letter of Transmittal”), which together constitute the “Offers”, receipt of which is hereby acknowledged. This Notice of Guaranteed Delivery, or one substantially equivalent hereto, must be used to accept the Offers if (i) certificates for the Existing Notes are not immediately available, (ii) certificates for the Existing Notes, in proper form for transfer, cannot be delivered to the Exchange Agent, or (iii) the procedures for book-entry transfer of the Existing Notes to the Exchange Agent cannot be completed, prior to the expiration of the Offers on                 , 2003. This Notice of Guaranteed Delivery, or one substantially equivalent hereto, must be properly completed, duly executed and received by the Exchange Agent prior to the expiration of the Offers. See “Description of the Offers—Guaranteed Delivery Procedures” in the Prospectus.

The Exchange Agent For The Offers Is:

THE BANK OF NEW YORK

By Registered or Certified Mail: The Bank of New York Corporate Trust Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attn:	Facsimile Transmissions: (212) 298-1915 To Confirm by Telephone or for Information: (212) 815-3750 Toll Free 800 254-2826	By Overnight Delivery or Hand The Bank of New York Corporate Trust Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attn:

If you have questions regarding completing this notice of guaranteed delivery, you may contact the Information Agent:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers call Collect: (212) 269-5550

All Other Call Toll Free: (866) 868-2409

DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THE FOLLOWING GUARANTEE MUST BE COMPLETED

GUARANTEE OF DELIVERY

The undersigned, a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, hereby guarantees to deliver to the Exchange Agent, at one of its addresses set forth above, confirmation of the book-entry transfer of such Existing Notes to the Exchange Agent’s account at The Depositary Trust Company pursuant to the procedures for book-entry transfer set forth in the Prospectus, within three New York Stock Exchange trading days after the date of execution of this Notice of Guaranteed Delivery.

The undersigned acknowledges that it must deliver the Existing Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.

Name of Firm:
(Authorized Signature)
Address:
Title:

Name:
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Date: